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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

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CONSOLIDATED

Three Months Ended March 31, 1997
---------------------------------
(in thousands)
1.    Income from continuing operations before extraordinary items and
      income taxes...........................................................................       $ 306,211
                                                                                                    =========

2.    Fixed charges of continuing operations:

      A.       Interest expense (excluding interest on deposits), amortization of debt issuance costs and one-third of rental expenses, net of income
               from subleases................................................................       $  94,620
      B.       Interest on deposits..........................................................         203,879
                                                                                                    ---------
      C.       Total fixed charges (line 2A + line 2B).......................................       $ 298,499
                                                                                                    =========

3. Income from continuing operations before extraordinary items and income taxes, plus total fixed charges of continuing operations:

      A.       Excluding interest on deposits (line 1 + line 2A).............................       $ 400,831
                                                                                                    =========
      B.       Including interest on deposits (line 1 + line 2C).............................       $ 604,710
                                                                                                    =========

4.    Ratio of earnings (as defined) to fixed charges:

      A.       Excluding interest on deposits (line 3A/line 2A)..............................            4.24x
      B.       Including interest on deposits (line 3B/line 2C)..............................            2.03x
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